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Exhibit 10.28

                              EMPLOYMENT AGREEMENT

            This Employment Agreement is entered into between The Vons Companies, Inc. (the "Company") and Lawrence A. Del Santo ("Executive"), effective as of April 26, 1994.

                               R E C I T A L S
                               - - - - - - - -

            WHEREAS, the Company desires to employ Executive to act as its Chief Executive Officer and Vice Chairman of its Board of Directors and desires to be assured of Executive's future association and services in order to retain Executive's experience, skill and ability, and is willing to engage Executive's services upon the terms contained herein; and

            WHEREAS, the Company and Executive desire to enter into a contract for the employment of Executive by the Company which provides compensation and certain other benefits to Executive and assures the Company of Executive's future services;

                               A G R E E M E N T
                               - - - - - - - - -

            NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows.

                                   ARTICLE I


                                  EMPLOYMENT

            Section 1.1.  Employment, Position, Responsibilities, Duties and
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Authority.  The Company hereby agrees to employ Executive, and Executive
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agrees to be so employed, in the capacity of Chief Executive Officer and Vice
Chairman of the Board of Directors. During Executive's employment hereunder, Executive shall devote all necessary energies, experience, skills, abilities, knowledge and productive time to the performance of this Agreement and shall not render to others services which would materially interfere with the performance of Executive's duties under this Agreement. Executive's responsibilities shall include those customarily attendant to an executive of this position, plus any additional responsibilities, duties or authority which the Board of Directors may designate from time to time.

            Section 1.2.  Term of Employment.  Subject to Sections 2.9 and
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2.10, Executive's employment is for a period of three (3) years, beginning
April 26, 1994 and ending April 30, 1997.

                                  ARTICLE II

                           COMPENSATION AND BENEFITS

            Section 2.1.  Base Salary.  Executive's base salary shall be Five
            -----------   -----------
Hundred Fifty Thousand Dollars ($550,000) per annum, payable in biweekly installments.

            Section 2.2.  Performance Bonus.  The Company shall establish a
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bonus plan, based upon performance criteria approved in advance by the
Company's Board of Directors, under which Executive may earn an annual bonus equal to up to one hundred percent (100%) of Executive's base salary, payable in the Company's discretion in cash or other compensation.

            Section 2.3.  Stock Options.  Pursuant to "The Vons Companies,
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Inc. 1990 Stock Option and Restricted Stock Plan" (the "Stock Plan"),
Executive shall be granted two hundred thousand (200,000) non-qualified stock options at fair market value ("FMV Options") and one hundred seventy-five thousand (175,000) non-qualified stock options at a price of twenty-five percent (25%) of fair market value (the "Discounted Options"). Except as provided in Sections 2.9 and 2.10, Executive shall vest in one-third (1/3) of the options granted hereunder at the end of each full year of employment. As used herein, "fair market value" shall be the average closing price of the Company's common stock on the New York Stock Exchange for the ten (10) trading days prior to the effective date of this Agreement, in accordance with the Stock Plan. The Company and Executive shall execute any separate agreement(s) as may be necessary pursuant to the Stock Plan to implement the terms of this Section. Such agreement(s) shall provide that, upon retirement from employment, as defined therein, all options then vested shall remain exercisable for the entire term of the initial option grant.

            Section 2.4.  Insurance Benefits.  Executive shall be entitled to
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participate in the Company's Personal Choice Flexible Benefit Plan with respect to insurance benefits generally available to the Company's senior executives. If any insurance plan provides for a waiting period before coverage begins, the Company will waive or obtain the waiver of that period waived and, if it cannot be waived, will reimburse Executive the cost of continuing insurance coverage from Executive's current employer until the Company's insurance coverage becomes effective.

            Section 2.5.  Retirement Plans, Etc.  Executive shall participate
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in the Company's pension plan, 401(k) plan and 401(k) wraparound plan in accordance with the terms of those plans. Executive shall not be eligible for, or participate in, the Company's Supplemental Executive Retirement Plan or the Company's Severance Plan for Senior Management and Key Employees.

            Section 2.6.  Individual Retirement Benefits.  Subject to
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Section 2.9, beginning in May 1997, the Company shall pay Executive a monthly retirement benefit of Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67) for the duration of Executive's own life. Upon written notice to the Company, Executive may elect to receive an actuarially equivalent joint and survivor benefit for Executive and his spouse.

            Section 2.7.  Relocation Allowance.  Executive shall relocate his
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residence to Southern California, and the Company shall pay all reasonable expenses incurred by Executive in connection with the relocation, including shipping costs for the transfer of household goods and automobiles and Executive's temporary living expenses in Southern California through September 1994.

            Section 2.8.  Vacations and Holidays.  Executive shall be entitled
            -----------   ----------------------
to such holidays and vacation (a minimum of one (1) month per year) each year as the Company's other senior executives.

            Section 2.9.  Early Termination of Employment by Executive or the
            -----------   --------------------------------------------------
Company.  Either Executive or the Company may terminate Executive's employment
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prior to April 30, 1997.  In any such event, the Company's sole obligation to
Executive shall be as follows:

            (a) If Executive resigns other than for "Good Reason" (as defined in subsection
(as defined in subsection (d) below), Executive shall be paid any accrued but unused vacation and any earned but unpaid base salary as of the date of termination and any benefits to which Executive may be entitled under any Company benefit plan. Executive shall not be entitled to any other compensation whatsoever, including any performance bonus under Section 2.2, any unvested stock options under Section 2.3 or any retirement benefits under Section

            (b) If Executive resigns for "Good Reason" (as defined in subsection (c) below), or if the Company terminates Executive other than for "Cause" (as defined in subsection following, in addition to any accrued but unused vacation, any earned but unpaid base salary and prorated performance bonus as of the date of termination and any benefits to which Executive may be entitled under any Company benefit plan:

                  (1) salary continuance equal to his base salary (but no performance bonus) through April 30, 1997, payable on normal payroll dates and without interest;

                  (2) continuation of medical and life (but not disability) insurance benefits at the Company's expense through April 30, 1997;

                  (3) immediate vesting of all Discounted Options (but no FMV Options) under Section 2.3; and

                  (4)   retirement benefits in accordance with Section 2.6.


            (c) As used in this Agreement, "Good Reason" for resignation shall mean (i) a substantial change in the nature, or diminution in the status of, Executive's duties or position; or (ii) resulting from (A) the merger or consolidation of the Company with an entity that is not a current stockholder of the Company as of the effective date of this Agreement resulting in the holders of the Company's voting stock immediately prior to such transaction holding less than fifty percent (50%) of the total voting stock of the surviving corporation after such transaction, or (B) any acquisition of stock by a person or entity that is not a current stockholder as of the effective date of this Agreement that results in that acquiring person or entity being the beneficial owner of fifty percent (50%) or more of the Company's voting stock.

            (d) As used in this Agreement, "Cause" for termination shall mean (i) felony which in the judgment of the Board of Directors of the Company adversely affects the business or reputation of the Company; (iii) wanton and knowing disregard of corporate policy; and (iv) willful and continuous failure, in the judgment of the Board of Directors, to perform substantially the reasonably assigned duties with the Company after written notice and reasonable opportunity to perform.

            Section 2.10.  Termination Due to Death or Disability
            ------------   --------------------------------------

            (a) This Agreement shall terminate immediately upon Executive's death or disability (as defined in subsection (b) below). Executive or Executive's legal representatives, beneficiaries or heirs and assigns, as the case may be, shall receive Executive's base salary (including prorated performance bonus) through the date of death or disability, any unvested Discounted Options (but not unvested FMV Options) shall immediately vest as of that date, and, only in the event of Executive's death, Executive's surviving spouse shall receive the actuarially equivalent benefit (based on an one hundred percent (100%) joint and survivor benefit) of the benefit set forth in Section 2.6 beginning May 1997. Except with respect to any obligations to Executive or Executive's legal representatives, beneficiaries or heirs and assigns, as the case maybe, that may exist under the terms of the various benefit plans, including exercise rights under the Stock Plan, all other obligations of the Company hereunder shall immediately cease.

            (b) As used herein, "disability" shall occur, and this Agreement shall terminate, as of the date Executive becomes eligible to receive long term disability benefits under the Company's long-term disability insurance plan.

            Section 2.11.  Short-Term Loan for Purchase of Stock.  Within
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thirty (30) days after the effective date of this Agreement, the Company shall lend Executive at least One Million Dollars ($1,000,000) and up to Two Million Dollars ($2,000,000), at an interest rate equal to the lowest rate at which the Company is able to borrow funds during the period the loan is outstanding, to be used solely for the purchase of Company common stock from the Company at fair market value (as defined in Section 2.3) as of the effective date of this Agreement. Executive shall liquidate all of his common stock holdings in his former employer within one hundred twenty (120) days of the effective date of this Agreement, or such longer period of time as may be required under federal securities laws. The loan and interest shall be repaid in full no later than October

                                  ARTICLE III

                              COMPANY INFORMATION

            Section 3.1.  Ownership of Records, Etc.  All records, reports,
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notes, compilations or other recorded matter, and copies of reproductions thereof, relating to the Company's operations, activities or business, made or received by Executive during any past or future period of employment with the Company are and shall be the property of the Company exclusively, and Executive shall keep the same at all times in Executive's custody, subject to the Company's control, and Executive shall surrender the same at the termination of Executive's employment, if not before,

            Section 3.2.  Duration of Obligations.  Executive's obligations
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under this Article shall continue after Executive's employment with the
Company is terminated, regardless of the nature or reason for such termination. The provisions of this Article shall be binding upon Executive and Executive's heirs, executors and administrators.

                                  ARTICLE IV

                              GENERAL PROVISIONS

            Section 4.1.  Assignment.  Executive may not assign or transfer
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any rights hereunder, this Agreement being a contract for Executive's personal services.

            Section 4.2.  Sole and Entire Agreement.  This Agreement
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constitutes the sole and entire existing agreement between the parties, and completely and correctly expresses all of the rights and obligations of the parties. All prior agreements, conditions, practices, customs, usages and obligations are completely superseded and revoked, insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

            Section 4.3.  Waivers.  The waiver in any particular instance or
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series of instances of any term or condition of this Agreement or any breach hereof by any party shall not constitute a waiver of such term or condition or of any breach thereof in any other instance.

            Section 4.4.  Amendment.  This Agreement is subject to amendment
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only by subsequent written agreement between, and executed by, the parties hereto. Commencement or continuation of any custom, practice or usage by the Company shall not constitute an amendment hereof or otherwise give rise to enforceable rights or create obligations of the Company.

            Section 4.5.  Severability.  If any one or more provisions,
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clauses, paragraphs, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, clause, paragraph, subclause or subparagraph of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, subclause or subparagraph had never been contained herein.

            Section 4.6.  Indemnification.  The Company shall indemnify and
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hold Executive harmless from any damages or costs, including reasonable attorney's fees, arising from any claims brought by Executive's former employer relating to Executive's resignation from that employer or Executive's employment by the Company. The Company shall reimburse Executive for the reasonable costs, including reasonable attorney's fees, Executive may incur in recovering from Executive's former employer any salary, vacation pay, stock and/or other compensation or benefits in which Executive is vested or to which Executive is otherwise clearly entitled as of Executive's last day of employment with such employer, to the extent Executive is not otherwise compensated for any such costs.

            Section 4.7.  Attorney's Fees.  If any legal action or proceeding
            -----------   ---------------
is brought to enforce this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

            Section 4.8.  Time Is of the Essence.  Time is of the essence in
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this Agreement.  Any time limit mentioned herein has been carefully considered and represents the agreed absolute outside limit of time within which the applicable right must be exercised. The parties may extend such time limit only by mutual agreement in writing.

            Section 4.9.  Duration of Rights.  Rights and obligations created
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by or arising under this Agreement shall terminate automatically upon termination of this Agreement, except as otherwise expressly provided herein.

            Section 4.10.  Full Performance Required.  The doctrine of
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substantial performance has no application hereunder.  Each condition and provision has been carefully considered and represents the agreed minimum limit of performance giving rise to applicable rights or obligations.

            Section 4.11.  Captions.  Any captions of articles, sections,
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subsections or paragraphs of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used for the interpretation of this Agreement or any provision hereof.

            Section 4.12.  Applicable Law.  This Agreement shall governed
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by, and shall be construed and enforced in accordance with, the laws of the state of California.

            IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                         THE VONS COMPANIES, INC.


/s/ LAWRENCE A. DEL SANTO                   /s/ ROGER E. STANGELAND
- ----------------------------------       By--------------------------------
      Lawrence A. Del Santo
                                               Chairman of the Board
                                         Title-----------------------------